Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-257001) and Form S-3 (No. 333-280572) of Village Farms International, Inc. of our report dated March 13, 2024, except for the effects of the change in composition of reportable segments and change in segment profit measure discussed in Note 14 to the consolidated financial statements, as to which the date is March 13, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada

March 13, 2025